MARK E. ANDERSEN, P.E.

RESERVE APPRAISALS, ECONOMIC ANALYSIS, & PROSPECT EVALUATION

1221 Arroyo Grande Drive	fax: (916) 285-5271; tel: (916) 606-4090
Sacramento, CA 95864	e-mail: e-mail:mandersen.pe@comcast.net

To Whom It May Concern:

As an independent engineering consultant, I hereby consent to the use of my report entitled “Estimated Future Reserves and Revenues for Delta Oil and Gas Inc.’s interest in Sunset Exploration’s Wilson Creek 1-27 leasehold located in the Willows Beehive Bend Gas Field as of December 31, 2009” dated January 22, 2010 and data extracted there from (and all references to our Firm) included in or made a part of this Form 10-K Annual Report to be filed on or about March 30, 2010.

Name:    Mark E. Andersen
Title:      P.E., Consulting Engineer

Signed :March 31, 2010
Sacramento, California

Mark E. Andersen, P.E.